                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 FARR COMPANY
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               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:



                              [End of Cover Page]

                                  FARR COMPANY



April 1995

FARR COMPANY
SPECIAL LETTER TO SHAREHOLDERS

THE BOARD OF DIRECTORS AND MANAGEMENT REQUEST THAT SHAREHOLDERS VOTE AGAINST THE
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COSTLY, SHAREHOLDER PROPOSAL CONTAINED IN THE ENCLOSED PROXY STATEMENT.  It
suggests nothing that is not already being done, and being done with good results. It will only add costs and delay improvements. As your Chairman and C.E.O., I feel it is incumbent upon me to respond to the statements contained in the comments of this individual shareholder's proposal shown on Page 19 of the Proxy Statement. Those statements represent this shareholder's opinions, and the members of your Board strongly disagree with his views and want to set the record straight.

. Four consultants have recently been engaged for general and specific areas of study and recommendation. Their findings are being implemented.

. Those consultants who reported on shareholder value were very strong on their recommendation that we stay steady on our new course of action.

.    Plant rationalization has been examined and one plant closed as a result.

. The Board has considered all credible "opportunities" that shareholders have communicated to management. Despite any possible inferences to the contrary, the Board does not believe that this shareholder is speaking for the Company's distributors, key employees or customers.

. A new management team has been put in place. Many operating changes have already resulted, more are in process, and still more are planned.

. Our January "Special Letter to Shareholders" following the prior two quarterly reports all improved communications about what was being done and the recently issued Annual Report explains the opportunities we see and commits to their accomplishments.

.    Farr has been a very poor performer, but now it is on a correction course.
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     It would be highly counterproductive to dilute management's efforts and divert its attention by the program this resolution proposes.

. Our finances are in good shape and cash flow is available to readily meet our needs.

. We emphatically disagree with this shareholder's statement regarding the possible failure of the Company. We find that assertion to be outrageous.

. There is a high sense of urgency by the Board, the management and the employees to address our problems and our opportunities including efficiency, accuracy, service performance and new products. This shareholder's assertions to the contrary may have been true at some prior time, but are now grossly false.

. Customers are seeing improvements in deliveries. Our lead times are in the process of being cut in half. We are committed to customers seeing further improvements. This shareholder's allegations that management is currently inattentive to these needs are simply not true.

. The Board has been reconstituted of largely new members and some have made significant purchases of stock. This shareholder's statement that there is "no evidence of commitment" is blatantly defective.

. The Board has serious questions about whether the proposal is motivated by the interests of all shareholders. Whatever this shareholder's agenda may
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     be, please be assured that the Board will not be coerced into taking any action which is not in the best interest of all shareholders.
                                                 ---

The Board respectfully urges shareholders, in their best interest, to vote

AGAINST this proposal.  It would be costly, time consuming and very distractive
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to management's currently successful actions to produce the results we believe shareholders are entitled to expect.

If any shareholder wishes to discuss this with me, please do not hesitate to call me at (310) 536-6407.



H. Jack Meany
Chairman, President and Chief Executive Officer